Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post Effective Amendment No. 3 to the Registration Statement (Form S-1 No. 333-184036) of ZaZa Energy Corporation for the registration of common stock and to the incorporation by reference therein of our report dated April 1, 2013, with respect to the consolidated financial statements of ZaZa Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
June 24, 2013